                                                                   EXHIBIT 10.15

                                                               September 6, 2000


                                  CONFIDENTIAL


W-H Energy Services, Inc.
10370 Richmond Avenue, Suite 990
Houston, Texas 77042

Attention:  Mr. Kenneth T. White Jr.
            Chief Executive Officer


                    Re:  W-H Energy Services, Inc. Commitment Letter


Gentlemen:

       You have advised DLJ Capital Funding, Inc. ("DLJ") that W-H Energy Services, Inc. (the "COMPANY"), a Texas corporation owned in part by affiliates of The Jordan Company (the "SPONSOR"), proposes to refinance existing indebtedness of approximately $220.5 million (the "REFINANCING") with the gross proceeds of (i) an initial public offering of the Company's common equity of $162.5 million (the "EQUITY OFFERING") and (ii) borrowings of approximately $76.5 million under a senior secured credit facility (the "CREDIT FACILITY"). In addition, fees and expenses related to the Equity Offering, Refinancing, Credit Facility and related transactions will be approximately $18.5 million (the "EXPENSE PAYMENTS"). The Equity Offering, Refinancing, Expense Payments and related transactions are collectively referred to herein as the "TRANSACTION". In addition, as used herein, the term "CREDIT GROUP" shall refer, collectively, to the Company and its subsidiaries.

       We understand that the $239.0 million required to consummate the Transaction will be financed with (i) borrowings under the Credit Facility by the Company in the amount of up to $76.5 million and (ii) gross proceeds of $162.5 million from the Equity Offering. The sources and uses of funding anticipated to be required to consummate the Transaction are set forth in the Sources and Uses table attached hereto as Schedule I.

       DLJ Capital Funding hereby commits (the "COMMITMENT") to provide the Company up to $95.0 million, senior secured Credit Facility consisting of a (i) a $75.0 million term loan facility (the "TERM FACILITY"), consisting of a six-year $50.0 million term loan A facility (the "TERM A FACILITY", and a six and one-half year $25.0 million term loan B facility (the "TERM B FACILITY") and
(ii) a six-year $20.0 million revolving credit facility (the "REVOLVING FACILITY"), of which, $1.5 million will be funded at the closing date of the Credit Facility ("CLOSING DATE"). In the event the Company raises more than $162.5 million of gross proceeds (the "EXCESS Proceeds") from the Equity Offering, the Term Facility Commitment amount will be reduced on a dollar-for-dollar basis with the Excess Proceeds that are in excess of $1.5 million.




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       DLJ will act as the sole and exclusive advisor and arranger in respect of the Credit Facility. DLJ, as "ARRANGER", hereby confirms its willingness to use its reasonable commercial efforts to arrange a syndicate of other financial institutions that will, together with DLJ, participate in the Credit Facility. The financial institutions (including DLJ) which participate in the Credit Facility are referred to herein as the "LENDERS". DLJ will manage all aspects of the syndication including decisions as to the selection of the institutions to be approached and the timing as to when they will be approached, when their Commitment will be accepted, which institutions will participate, the allocations of the Commitment among potential Lenders and the amount and distribution of fees among the Lenders. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly set forth herein and in the Fee Letter) will be paid in connection with the Credit Facility unless you and we shall so agree. You agree to assist DLJ in completing a syndication satisfactory to it. Such assistance shall include (i) you using your commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Company, (ii) you using your reasonable efforts to make members of the management of the Company, as well as its consultants and advisors, available during regular business hours to answer questions regarding the Credit Facility, (iii) assistance by the Company in the preparation of a confidential information memorandum to be used in connection with the syndication and (iv) the hosting by the Company of meetings with prospective Lenders.

       DLJ shall be entitled, in consultation with you, to change the structure, terms or pricing of the Credit Facility if the syndication has not been (or will not be) successfully completed and if we determine that such changes are advisable in order to insure a successful syndication of the Credit Facility, provided however, the amount of the Credit Facility and the fees payable therewith will remain unchanged. DLJ reserves the right to propose alternative financing amounts or structures that assure adequate protection for DLJ and the Lenders. The Commitment, undertakings and agreements of DLJ are subject to and contingent upon the agreements in this paragraph.

       In consideration of the Commitment, the Company agrees to pay, or to cause the Credit Group to pay, to DLJ the fees set forth in the financing fee letter (the "FEE LETTER") executed by the parties hereto in accordance with the terms of the Fee Letter.

       The Commitment, and all other obligations of DLJ hereunder, is expressly subject to (a) the terms and conditions set forth in this commitment letter, and the conditions and other provisions set forth in Exhibits A through C hereto (collectively, the "COMMITMENT LETTER") and the Fee Letter, (b) the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that, in the good faith judgment of the DLJ, could materially impair the satisfactory syndication of the Credit Facility, (c) there being no facts, events or circumstances, now existing or hereafter arising, which come to the attention of DLJ and which, in its good faith determination, materially adversely affect the business, assets, condition (financial or otherwise), operations, performance, and properties of the Credit Group taken as a whole , and (d) the execution and delivery of definitive documentation reasonably satisfactory to DLJ and the Company and covering the matters expressly referred to herein and such other customary matters as DLJ may reasonably request (collectively, the "DEFINITIVE DOCUMENTATION"). In the event any of the foregoing conditions are not satisfied, DLJ reserves the right to either terminate its Commitment (and thereafter DLJ shall have no other or further obligations hereunder or in connection with the Transaction) or to propose alternative financing amounts or structures that assure adequate protection for DLJ and the Lenders.
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       The Commitment is not assignable by you. Nothing in this Commitment
Letter, expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Commitment Letter. The Company agrees to indemnify, or to cause the Credit Group to, indemnify and hold the Indemnified Parties, as defined in Exhibit C hereto, harmless to the extent set forth in Exhibit C to this Commitment Letter, and, upon demand from time to time, to reimburse the Indemnified Parties for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements incurred or made in connection with the Commitment, the syndication of the Commitment, and the preparation, execution and delivery of the Definitive Documentation, regardless of whether or not any Definitive Documentation is executed, or any of the Commitment expire or are terminated.

       The Company hereby represents that (a) all information, other than the Projections (as defined below), which has been made available to DLJ by you or any of your representatives in connection with the transactions contemplated hereby (together with information hereafter made available, the "INFORMATION"), as supplemented as contemplated by the next sentence, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning the Credit Group that have been or are hereafter made available to DLJ by the Company or any of their representatives in connection with the transactions contemplated hereby (the "PROJECTIONS") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. The Company agrees to supplement the Information and Projections, to the extent the Company becomes aware of or are furnished with such Information and/or Projections, from time to time so that the representation and warranty in the preceding sentence is correct on the Closing Date of the Credit Facility. In arranging and syndicating the Credit Facility, we may use and rely on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until the Definitive Documentation is executed and thereafter the disclosure representations contained herein shall be superceded by those contained in the Definitive Documentation.

         The Commitment Letter and the Fee Letter are delivered to you with the understanding that neither this Commitment Letter nor the Fee Letter, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without the prior written consent of DLJ except in the case of those in a confidential relationship to you, such as your officers, legal counsel or accountants, or as required by law or by any court or governmental agency (and in each such event of permitted disclosure as required by law or by court or government agency you agree promptly to inform us).

       This Commitment Letter may not be amended or waived except by an instrument in writing signed by DLJ and the Company.

       This Commitment Letter and the Fee Letter set forth the entire understanding of the parties as to the scope of the Commitment and the obligations of DLJ hereunder. The Commitment will expire at 5:00 PM, New York City time on September 6, 2000 unless this Commitment Letter and the Fee Letter shall have been accepted prior to such time. The Commitment will also expire at the earliest of (i) the closing of the Transaction without the funding of the Commitment; (ii) the commencement by any member of the Credit Group of any securities offering or the arrangement of any other financing relating to the
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Transaction for which Donaldson, Lufkin & Jenrette Securities Corporation
("DLJSC") or one of its affiliates is not lead manager, arranger or agent, as the case may be; or (iii) 5:00 PM New York City time on October 26, 2000 if the closing of the Transaction has not occurred by such time; provided however, that any term or provision hereof to the contrary notwithstanding all your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement provisions shall survive any termination of the Commitment.

       This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed within such state, without giving effect to the principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the making of the Commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding.



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       Please indicate your acceptance of the Commitment and your agreement to the matters contained in this Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.

                                                  Sincerely,

                                                  DLJ CAPITAL FUNDING, INC.



                                                  /s/ Richard N. Beaudoin
                                                  ------------------------------
                                                  By: Richard N. Beaudoin
                                                  Title: Senior Vice President





Accepted and Agreed to this
September 6, 2000

W-H ENERGY SERVICES, INC.


/s/ Jonathan F. Boucher
-----------------------------
By: W-H Energy Services, Inc.
Title: Vice President



Enclosures:

       Exhibit A - Summary Term Sheet
       Exhibit B - Conditions to Closing
       Exhibit C - Indemnification




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                                                                      SCHEDULE I



 ($ in millions)

                     SOURCES                                            USES
---------------------------------------------- -----------------------------------------------------
 Revolving Facility                   $ 1.5     Refinance Existing Debt (1)(2)             $ 220.5
 Term Facility                         75.0     Expense Payments                              18.5
 Equity Offering                      162.5

---------------------------------------------- -----------------------------------------------------
         Total Sources               $239.0             Total Uses                         $ 239.0
============================================== =====================================================

(1) June 30, 2000 balances under the existing credit facilities.
(2) Estimated September 30, 2000 balances for the 12.5% Senior Subordinated Notes and the 13.0% Senior Subordinated Notes.

                                                                       EXHIBIT A

                               SUMMARY TERM SHEET


Set forth below is a summary of certain of the material terms of the Credit Facility and the Definitive Documentation. This summary is intended merely as an outline, and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the Definitive Documentation. The Commitment, undertakings and obligations described herein will be subject to negotiation and execution of Definitive Documentation in form and substance satisfactory to DLJ, the Lenders and their legal counsel. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Commitment Letter dated September 6, 2000 to which the Summary Term Sheet is attached and of which it forms a part.


BORROWER:                       W-H Energy Services, Inc. (the "BORROWER" or the
                                "COMPANY").

GUARANTORS:                     All direct and indirect subsidiaries of the
                                Borrower, existing currently or hereafter acquired; provided however, that non-U.S.
                                subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis.

ARRANGER:                       DLJ Capital Funding, Inc. ("DLJ") as sole lead
                                Arranger.

SYNDICATION AGENT:              DLJ (the "SYNDICATION AGENT") as sole
                                Syndication Agent.


ADMINISTRATIVE AGENT:           A financial institution to be agreed upon by the
                                Arranger and the Borrower (the "ADMINISTRATIVE
                                AGENT"; the Syndication Agent and Administrative
                                Agent are herein collectively referred to as the "AGENTS").

LENDERS: DLJ and a group of financial institutions (collectively, the "LENDERS") as may be acceptable to the Syndication Agent and the Borrower.

CLOSING DATE:                   No later than October 26, 2000.

DESCRIPTION OF
THE CREDIT FACILITY:            A maximum amount of $95.0 million in a senior,
                                first-priority, secured financing to be provided to the Borrower consisting of (a) a revolving credit facility (the "REVOLVING FACILITY") of up to $20.0 million, and (b) a term

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                                loan facility of up to $75.0 million (the "TERM
                                FACILITY") which shall consist of (i) a term A loan facility (the "TERM A FACILITY") in the amount of $50.0 million and (ii) a term B loan facility (the "TERM B FACILITY") in the amount of $25.0 million.

PURPOSE: Proceeds will be used to fund, in part, the consummation of the Transaction.


REVOLVING FACILITY
COMMITMENT AMOUNT:              $20.0 million.

REVOLVING FACILITY
COMMITMENT AVAILABILITY:        Proceeds from Revolving Loans made under the
                                Revolving Facility (including Letters of Credit) will be available for post-closing, working capital and general corporate purposes of the Company.

                                Pursuant to the Revolving Facility, loans
                                ("REVOLVING LOANS") may be borrowed, prepaid and reborrowed from time to time prior to the Revolving Facility Commitment Termination Date (as defined below).

REVOLVING
FACILITY COMMITMENT
TERMINATION DATE:               The sixth anniversary of the Closing Date.


LETTERS OF CREDIT SUB-FACILITY: Outstanding Letters of Credit and related reimbursement obligations may not exceed $10.0 million in the aggregate. Each issuance of a Letter of Credit will constitute usage under the Revolving Facility, on a dollar-for-dollar basis. Letters of Credit will expire on the earlier of (i) one year from the date of issuance or (ii) the Revolving Facility Commitment Termination Date.

TERM A FACILITY:                The Term A Facility will be made available to
                                the Borrower in a single borrowing pursuant to which Term A Loans will be made. Once repaid or prepaid, Term A Loans cannot be reborrowed. TERM
                                A FACILITY COMMITMENT AMOUNT: $50.0 million.

AMORTIZATION OF
THE TERM A FACILITY:            The Term A Loans will amortize each year in
                                equal quarterly installments in an annual amount
                                equal to the percentages listed in the following
                                repayment schedule multiplied by the Term A
                                Facility Commitment amount:
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                                             YEAR              REPAYMENT AMOUNTS
                                             ----              -----------------
                                             1.0                     0.0%
                                             2.0                    10.0%
                                             3.0                    15.0%
                                             4.0                    20.0%
                                             5.0                    25.0%
                                             6.0                    30.0%


FINAL MATURITY FOR
ALL TERM A LOANS:               The sixth anniversary of the Closing Date.

TERM B FACILITY:                The Term B Facility will be made available to
                                the Borrower in a single borrowing pursuant to which Term B Loans will be made. Once repaid or prepaid, Term B Loans cannot be reborrowed.

TERM B FACILITY
COMMITMENT AMOUNT:              $25.0 million.

AMORTIZATION OF
THE TERM B FACILITY:            The Term B Loans will amortize each year in
                                equal quarterly installments in an annual amount equal to the percentage listed in the following repayment schedule multiplied by the Term B
                                Facility Commitment amount:

                                             YEAR              REPAYMENT AMOUNTS
                                             ----              -----------------
                                             1.0                    1.0%
                                             2.0                    1.0%
                                             3.0                    1.0%
                                             4.0                    1.0%
                                             5.0                    1.0%
                                             6.0                    1.0%
                                             6.5                   94.0%

FINAL MATURITY FOR
ALL TERM B LOANS:               The six and one-half year anniversary of the
                                Closing Date.

INTEREST RATES:                 At the Borrower's option, Loans will bear
                                interest at the Administrative Agent's (i) alternate base rate or (ii) reserve-adjusted
                                LIBO rate, plus, in each case, the applicable margins (the "APPLICABLE MARGINS") as shown below (in basis points):
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
                                                                      ALTERNATE BASE
                                                    LIBO RATE LOANS     RATE LOANS
                                                    ---------------     ----------
                                Revolving Loans             275             175

                                Term A Loans                275             175

                                Term B Loans              325-350         225-250

                                The Applicable Margins set forth above for Revolving Loans, Term A Loans and Term B Loans will be subject to performance-based adjustments (based on a leverage ratio) commencing on the date (the "PRICE ADJUSTMENT DATE") on which the financial statements of the Borrower are delivered in respect of the second full fiscal quarter of the Borrower following the Closing Date.

LETTERS OF CREDIT FEES:         Upon each issuance of a Letter of Credit, the
                                Borrower agrees to pay quarterly in arrears (a) a per annum letter of credit fee equal to the Applicable Margin for Revolving LIBO Rate Loans minus 1/8 of 1% multiplied by the face amount of the such Letter of Credit plus (b) a fronting fee of 25 basis points, in an amount to be determined, to the issuer of the Letters of Credit (the "LC Issuer").


INTEREST PAYMENT DATES:         Interest periods for LIBO rate Loans shall be,
                                at the Borrower's option, one, two, three or six months (and nine or twelve months, if available to all Lenders) and shall be payable on the last business day of the applicable interest period therefor (or, if earlier, each third month following the commencement of such interest period). Interest on alternate base rate Loans shall be payable quarterly in arrears.


VOLUNTARY PREPAYMENTS:          Outstanding Loans are voluntarily payable
                                without penalty; provided however, that LIBO breakage costs, if any, shall be for the account of the Borrower.


MANDATORY PREPAYMENTS:          Customary for the type of transaction proposed
                                and others to be reasonably specified (subject to certain exceptions to be negotiated) by the Syndication Agent, including, without limitation, as follows:

                                (i) 100% of net proceeds of asset sales, proceeds from condemnations and the like and proceeds from loss or casualty (subject to certain permitted reinvestments within 365 days to be agreed upon);

                                (ii) 100% of net proceeds from the sale or
                                issuance of debt securities (until the Term
                                Facility is repaid or prepaid in full); and
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                                Lenders having Term B Loans will have the right
                                to decline to have such Term B Loans prepaid with the mandatory prepayments set forth above, in which case the amounts that would have been applied to a prepayment of Term B Loans shall instead be applied first to Term A Loans on a pro rata basis according to the amortization payment schedule until all such Term A Loans have repaid in full and second to Revolving Loans (without a corresponding reduction in the Revolving Commitment).

COMMITMENT FEE:                 Commencing on the Closing Date, a non-refundable
                                fee (the "COMMITMENT FEE") will accrue at a rate of 1/2 of 1% per annum on the daily average unused portion of the Revolving Facility
                                Commitment Amount (whether or not then
                                available), payable quarterly in arrears and on the final maturity of the Revolving Facility
                                (whether by stated maturity or otherwise).

                                Following the Pricing Adjustment Date, the
                                Commitment Fee will be subject to
                                performance-based adjustments in amounts to be determined.

SECURITY:                       The Credit Facility will be secured by a
                                first-priority perfected lien on (subject to certain exceptions): (i) all existing and future property and assets (real and personal, tangible and intangible (including, but not limited to, licenses, brand names and trademarks)) of the Borrower and its subsidiaries; (ii) all of the capital stock of all of the Borrower's direct and indirect subsidiaries (existing and future);
                                provided however, no more than 65% of the equity interests of non-U.S. subsidiaries will be required to be pledged as a security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis and (iii) all intercompany indebtedness.

GUARANTEES:                     Senior secured guarantees to be delivered by all
                                direct and indirect subsidiaries of the
                                Borrower, provided however, that non-U.S.
                                subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax or similar liabilities.
                                Each such guarantee shall be an unconditional guaranty of payment, and not of collection.


REPRESENTATIONS
AND WARRANTIES:                 Customary for the type of transaction proposed
                                for credits of this nature and others to be mutually agreed upon by the Syndication Agent and the Borrower.

AFFIRMATIVE COVENANTS:          Customary for the type of transaction proposed
                                for credits of this nature and others to be mutually agreed upon by the Syndication Agent and the Borrower.

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NEGATIVE COVENANTS:             Customary for the type of transaction proposed
                                for credits of this nature and others to be mutually agreed upon by the Syndication Agent and the Borrower, including, without limitation, the following:

                                         1. Restricting the incurrence of
                                            additional debt, sale leasebacks and
                                            contingent liabilities (other than
                                            certain permitted exceptions to be
                                            mutually agreed upon).

                                         2. Restricting the incurrence or
                                            sufferance of liens or other
                                            encumbrances.

                                         3. Defeasance, repurchase or prepayment
                                            of any indebtedness or preferred
                                            stock.

                                         4. Restricting the making of restricted
                                            payments and other similar
                                            distributions.

                                         5. Restricting the sale of assets or
                                            similar transfers (other than in the
                                            ordinary course of business).

                                         6. Restricting the making of capital
                                            expenditures.

                                         7. Restricting mergers, consolidations
                                            and similar combinations.

                                         8. Restricting investment or
                                            acquisitions.

                                         9. Restricting transactions with
                                            affiliates.

FINANCIAL COVENANTS:            Customary for the type of transaction proposed
                                for credits of this nature, including, without limitation, the financial covenants set forth below (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles):

                                         1. Minimum interest coverage ratio of
                                            2.50x.

                                         2. Maximum leverage ratio of 3.25x.

                                         3. Maximum capital expenditures.

EVENTS OF DEFAULT:              Customary for the type of transaction proposed,
                                including, without limitation, a cross default to other indebtedness of the Borrower and its subsidiaries and a change of control (to be defined).

MISCELLANEOUS:                  Customary for the type of transaction proposed,
                                including, without limitation, the following:
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                                         1. Customary indemnity and capital
                                            adequacy provisions, including,
                                            without limitation, compensation in
                                            respect of taxes (including gross-up
                                            provisions for withholding taxes)
                                            and decreased profitability
                                            resulting from U.S. or foreign
                                            capital adequacy requirements,
                                            guidelines or policies or their
                                            interpretation or application and
                                            any other customary yield and
                                            increased cost protection deemed
                                            necessary by the Lenders to provide
                                            customary protection.

                                         2. The Lenders will be permitted to
                                            assign and participate Loans and
                                            Commitments. Any assignments would
                                            be by novation, would be subject to
                                            a minimum amount of $5.0 million for
                                            Revolving Loans and $1.0 million for
                                            Term Loans and would require the
                                            Borrower's consent and the consent
                                            of the Syndication Agent (such
                                            consent, in each case, not to be
                                            unreasonably withheld or delayed).
                                            Participations shall be without
                                            restrictions and participants will
                                            have the same benefits as the
                                            Lenders with regard to increased
                                            costs, capital adequacy, etc.
                                            (provided however, that such amounts
                                            are not greater than the amount of
                                            costs that would have been incurred
                                            by the Lender selling the
                                            participation), and receipt of
                                            information pursuant to the
                                            Definitive Documentation . Voting by
                                            participants will be subject to
                                            customary limitations.

                                         3. Indemnification of the Arranger, the
                                            Agents, each of the Lenders and each
                                            of their respective affiliates,
                                            directors, officers, agents and
                                            employees (collectively, the
                                            "INDEMNIFIED PARTIES") from and
                                            against losses, claims, damages,
                                            liabilities or other expenses, as
                                            set forth in Exhibit C hereto.

                                         4. The Borrower shall pay all of the
                                            fees and out-of-pocket expenses as
                                            set forth in Exhibit C hereto.

                                         5. Amendments and waivers of the
                                            Definitive Documentation will
                                            require the approval of Lenders
                                            holding more than 50% of the Loans
                                            and Commitment, except that the
                                            consent of all the Lenders shall be
                                            required with respect to certain
                                            customary issues.

                                         6. Waiver of jury trial.

                                         7. New York governing law; consent to
                                            New York jurisdiction; appointment
                                            of New York process agent.

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LEGAL COUNSEL TO
THE AGENTS:                         Mayer, Brown and Platt.

                                                                       EXHIBIT B

                              CONDITIONS TO CLOSING

The Commitment of DLJ is subject to the execution of Definitive Documentation (as defined below) which will contain the applicable terms and conditions set forth in the Commitment Letter and such other conditions precedent, covenants, representations, warranties, events of default and other provisions determined by DLJ in their sole discretion and to satisfaction of the conditions precedent set forth below together with other reasonable conditions precedent as may be reasonably requested by DLJ.

          (i) Receipt by the Borrower of gross proceeds from the Equity Offering of at least $150.0 million on terms satisfactory to DLJ;

          (ii) The definitive documentation including credit, guarantee, security, intercreditor and other related documentation evidencing the Credit Facility (the "DEFINITIVE DOCUMENTATION") shall be prepared by counsel to DLJ and shall be in form and substance satisfactory to DLJ in all respects;

          (iii) Satisfaction that prior to and during the syndication of the Credit Facility, there shall be no competing equity or debt securities (other than the Equity Offering) or bank credit facilities of the Credit Group;

          (iv) No indebtedness and no preferred stock of the Credit Group shall be outstanding on the Closing Date other than up to $2.5 million of other indebtedness and borrowings under the Credit Facility. In addition, the Credit Group shall have terminated all other bank financing arrangements and commitments;

          (v) On the Closing Date, the Company shall have a minimum of $10.0 million available under the Revolving Facility available for working capital requirements;

          (vi) Receipt by DLJ of consolidated financial statements and other information that would be required to be included or incorporated by reference in a registration statement filed pursuant to the Securities Act, including, without limitation: (a) consolidated financial statements of the Company and its subsidiaries including balance sheets as of the end of the last two fiscal years and income and cash flow statements for each of the last three fiscal years, in each case, audited by independent public accountants of recognized international standing and prepared in conformity with GAAP, together with the report thereon; and (b) unaudited interim consolidated financial statements of the Company and its subsidiaries, prepared in each case in the same manner as the historical audited statements, for the period from the most recent audited annual financial statements referred to in clause (a) above to the fiscal quarter preceding the Closing Date;

          (vii) The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws) and management of the Credit Group after the Transaction shall be satisfactory to DLJ in all respects. DLJ acknowledges the structure and management as currently represented to DLJ is satisfactory in all respects;

          (viii) The Lenders shall have been granted on the Closing Date first priority perfected liens and guarantees (as applicable) to the extent required and described in the Definitive Documentation and shall have received such other reports, documents and agreements as reasonably requested in connection with security interests in real property assets;
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          (ix) Receipt by DLJ of (a) a consolidated pro forma balance sheet and income statements of the Company and its subsidiaries for the quarter end preceding the Closing Date, giving effect to the Transaction reflecting related accounting adjustments, prepared by independent public accountants of recognized international standing in accordance with Regulation S-X and
     (b) projected financial statements (including balance sheets, statements of operations and cash flows) of the Company and its subsidiaries for the seven-year period after the Closing Date in form and substance satisfactory to DLJ;

          (x) DLJ shall have received a solvency certificate signed by the chief financial officer of the Company, in form and substance satisfactory to DLJ, supporting the conclusions that, after giving effect to the Transaction and the related transactions contemplated hereby, the Credit Group will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature;

          (xi) All governmental, shareholder and third party consents (including Hart-Scott Rodino clearance, if required) and approvals necessary or desirable in connection with the Transaction, the related financings, any other transactions contemplated hereby and the continuing operations of the business of the Credit Group shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Transaction or such other transactions or that could seek or threaten to restrain, prevent or impose any materially adverse conditions on any of the forgoing, and no law or regulation shall be applicable which in the judgment of DLJ could have any such effect;

          (xii) Absence of any material adverse change in the business, assets, condition (financial or otherwise), operations, performance or properties of the Credit Group taken as a whole since the end of the most recently ended fiscal year for which audited financial statements have been provided to DLJ or in the facts and information as represented to date;

          (xiii) Absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Transaction, the Credit Facility or any of the other transactions contemplated hereby, that could have a material adverse effect on the Transaction, the Credit Facility or any of the other transactions contemplated hereby, or that could have a material adverse effect on the business, assets, condition (financial or otherwise), operations, performance or properties of the Credit Group taken as a whole;

          (xiv) DLJ shall have received satisfactory opinions of counsel to the Credit Group as to the transactions contemplated hereby (including without limitation the tax and corporate aspects thereof and compliance with all applicable securities laws), and such corporate resolutions, certificates and other documents as DLJ shall reasonably request;

          (xv) Absence of any default under the Definitive Documentation or event that, with notice and/or the passage of time, could become an event of default and satisfaction as to the accuracy of all representations and warranties set forth in the Definitive Documentation;

          (xvi) All fees and expenses due to DLJ as set forth in the Fee Letter or otherwise shall have been paid in full; and

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          (xvii) Absence of any material disruption or material adverse change in the current financial, banking or capital market conditions that in the judgement of DLJ would reasonably be expected to materially impair the satisfactory syndication of the Credit Facility.

                                                                       EXHIBIT C

                                 INDEMNIFICATION

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in (a) the commitment letter (the "COMMITMENT LETTER") to which this Exhibit C is attached and (b) Exhibit A and Exhibit B to the Commitment Letter.

The Company (the "INDEMNITOR") shall pay all reasonable fees, costs and expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Credit Facility and any due diligence investigation performed by the Arranger or any Agent, and the reasonable fees and expenses of legal counsel to the Arranger and to the Administrative Agent, including any local or foreign legal counsel) arising in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter, the exhibits thereto (including, without limitation, the Summary Term Sheet), the Fee Letter and the Definitive Documentation, and the Indemnitor shall be obligated to pay such fees and expenses whether or not the Definitive Documentation is executed or delivered or the Transaction is consummated.

         In addition, the Indemnitor hereby indemnifies and holds harmless each Indemnified Party (as defined below) from and against all Liabilities (as defined below). "INDEMNIFIED PARTY" shall mean the Arranger, each Agent, each of the Lenders, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. "LIABILITIES" shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding to or connected with the transaction described in the Commitment Letter, Fee Letter or Summary Term Sheet (other than any losses, claims, damages, liabilities or other costs or expenses that are determined by final judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct). In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all reasonable legal or other reasonable expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).